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                                                                     Exhibit 8.1


                [Letterhead of Holt Ney Zatcoff & Wasserman, LLP]



                                  July 2, 1999


Roberts Realty Investors, Inc.
8010 Roswell Road, Suite 120
Atlanta, Georgia  30350

Ladies and Gentlemen:

         As special tax counsel to Roberts Realty Investors, Inc. (the "Company") and Roberts Properties Residential, L. P. (the "Operating Partnership"), we are writing to advise you regarding fundamental federal income tax aspects of (a) exchanges by holders ("Unitholders") of units ("Units") of interest in the Operating Partnership for cash or shares ("Shares") of common stock of the Company, and (b) the anticipated operations of the Company and the Operating Partnership.

         We have reviewed a copy of the Prospectus (with exhibits and supplements and, if applicable, amendments thereto to the date hereof, collectively referred to hereinafter as the "Prospectus") prepared in connection with the Company's registration, on Form S-3 filed with the Securities and Exchange Commission under the Securities Act of 1933 (as amended through the date hereof, the "Registration Statement"), of 2,753,787 Shares for potential issuance to Unitholders in exchange for Units. We have also reviewed copies of the Company's Articles of Incorporation (as they heretofore may have been amended, the "Articles") and Bylaws (as they heretofore may have been amended, the "Bylaws") and of the Operating Partnership's partnership agreement (as it heretofore may have been amended, the "Partnership Agreement"). We have discussed the subject matter of the Prospectus, Articles, Bylaws and Partnership Agreement in detail with management of the Company, and we are relying as to all relevant matters of fact upon management's statements and representations to us.

         In our examination of the foregoing, we have assumed that the copies we have reviewed of the Prospectus and, if applicable, amendments thereto are complete and factually accurate, and we have assumed that the copies we have reviewed of the Articles, Bylaws and Partnership Agreement (in each case including amendments if applicable) are


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HOLT NEY ZATCOFF & WASSERMAN, LLP

Roberts Realty Investors, Inc.
July 2, 1999
Page 2


complete and factually accurate, are what they respectively purport to be, have been, are and will be valid and binding on the parties thereto, have been, are and will be in full force and effect, and have represented, and do and will represent, the complete understanding of the parties regarding their respective subject matters. We assume as well that each of the Company and the Operating Partnership has been and will be operated in conformity with applicable Georgia law and the provisions of the Articles, Bylaws and Partnership Agreement, and as described in the Prospectus.

         The legal sources we have consulted include the Internal Revenue Code of 1986, as amended (the "Code"), regulations promulgated thereunder and under its predecessor, proposed regulations, published Revenue Rulings and Procedures of the Internal Revenue Service, existing judicial decisions, and such other legal authorities as we have deemed appropriate.

           We are of the following opinions, in each case assuming (a) that current statutory, regulatory, administrative and judicial law is applied, (b) that the anti-abuse regulation discussed in the section of the Prospectus referred to below is not applicable to the Company and the Operating Partnership, (c) that the activities of the Company and the Operating Partnership have been, are and will be as described in the Prospectus, and (d) that the Operating Partnership has not filed and will not file an election to be classified as an association for federal income tax purposes:

         1. the discussion in the Prospectus under the heading "Federal Income Tax Considerations" fairly summarizes the federal income tax considerations that are likely to be material to a Unitholder who exchanges Units for Shares;

         2. the Company was organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust within the meaning of the Code (a "REIT"), and the Company's current organization and method of operation should enable it to continue to satisfy the requirements for qualification and taxation as a REIT; and

         3. the Operating Partnership has properly been and will properly be classified as a partnership for federal income tax purposes.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus.


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HOLT NEY ZATCOFF & WASSERMAN, LLP

Roberts Realty Investors, Inc.
July 2, 1999
Page 3


In giving this consent, we do not admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                    Yours very truly,

                                    Holt Ney Zatcoff & Wasserman, LLP

                                    By:      Michael G. Wasserman, P.C.



                                          By: /s/ Michael G. Wasserman
                                             -----------------------------------
                                                Michael G. Wasserman, President